Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8 (Form Type)

Sutro Biopharma, Inc.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

CALCULATION OF REGISTRATION FEE

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.001 per share	Rule 457(c) and Rule 457(h)	750,000 (2)	$6.03 (3)	$4,522,500.00	$0.0000927	$420.00
Total Offering Amounts					$4,522,500.00	$0.0000927	$420.00
Total Fee Offsets							-
Net Fee Due							$420.00

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the Registrant’s Amended and Restated 2021 Equity Inducement Plan (the “2021 Inducement Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that increases the number of the outstanding shares of the Registrant’s Common Stock.

(2) Represents additional shares of Registrant’s Common Stock reserved for issuance upon the exercise of stock options and the settlement of restricted stock unit awards under the 2021 Inducement Plan to be granted by the Registrant to certain employees as a material inducement to their acceptance of employment with the Registrant in accordance with Nasdaq Listing Rule 5635(c)(4).

(3) Estimated in accordance with Rules 457(c) and 457(h) solely for the purpose of calculating the registration fee. The proposed maximum offering price per share of $6.03 was computed by averaging the high and low prices of a share of Registrant’s common stock as reported on The Nasdaq Global Market on August 26, 2022.